Exhibit 99.1

News Release

Company Contacts:
Gregory Walker Chief Financial Officer Tel: (408) 938-6457 Email: gregory.walker@pdf.com	Sonia Segovia Investor Relations Coordinator Tel: (408) 938-6491 Email: sonia.segovia@pdf.com

 Professor Marco Iansiti Joins PDF Solutions® Board of Directors

San Jose, Calif.— November 29, 2016—PDF Solutions, Inc. (Nasdaq: PDFS), the leading provider of process-design integration technologies to enhance IC manufacturability, today announced that Professor Marco Iansiti has joined the Company’s Board of Directors effective November 28, 2016. Professor Iansiti has taught at the Harvard Business School for twenty six years and consulted on strategy, business models, and innovation processes at such global companies as Microsoft, Facebook, IBM, Hewlett Packard, AT&T, Dell, and Amazon, among many others.

“Professor Iansiti’s broad expertise advising worldwide companies and deep experience with big data analytics, which has made a transformational impact on tangential industries, will enable him to provide valuable strategic input to PDF Solutions,” said Lucio Lanza, PDF Solutions Chairman of the Board.

“I look forward to working with the innovative and driven people and management of PDF Solutions,” said Professor Iansiti about joining the Board. “It is an exciting time to help shape the strategic and business choices of the Company as it opens up new markets with its Design-for-Inspection solution.”

“It is with great pleasure that we welcome Professor Iansiti to our Board,” said Dr. John Kibarian, President and CEO of PDF Solutions. He continued, “Marco’s broad experience in strategy, business models and technology – all with a global perspective – will be invaluable as we continue to develop new products and solutions for electrical characterization in expanded markets.”

Professor Iansiti is independent under the NASDAQ listing rules and will serve as Chairman of PDF Solutions’ Compensation Committee and as a member of both the Audit and Corporate Governance and Nominating Committees of the Board. He currently serves as the David Sarnoff Professor of Business Administration and heads the Technology and Operations Management Unit and the Digital Initiative at Harvard Business School. Professor Iansiti is also currently the chairman of the board of directors of Keystone Strategy Inc., a consulting firm he co-founded, and a member of the board of directors at Module Q, a personal resource management application. Previously, from April 2014 through November 2016, he was a member of the board of AltX, a data platform and marketplace for alternative investments, and from May 2011 to March 2012, Professor Iansiti was a member of the board of Leonardo-Finmeccanica SpA, a global high-tech company in the aerospace, defense, and security sectors, which is publicly listed in Italy. Professor Iansiti holds an A.B. and Ph.D. in Physics from Harvard University. He is the author or coauthor of more than 100 articles, papers, book chapters, cases, and notes.

About PDF Solutions

PDF Solutions enables customers to reduce the time to market of integrated circuits (“ICs”), lower the cost of IC design and manufacturing and improve profitability. The Company has developed proprietary products and provides services that target the entire Process Life Cycle, which is a term used to mean the time from technology development and the design of an IC to volume manufacturing of that IC to product assembly and test.

PDF Solutions’ products and services consist of proprietary test structures and electrical test systems, physical intellectual property, enterprise platform software and professional services. The Company’s Characterization Vehicle® (CV®) electrical test chip infrastructure provides core modeling capabilities, and is used by more leading manufacturers than any other test chips in the industry. Proprietary Template™ layout patterns for standard cell libraries optimize area, performance, and manufacturability for designing IC products. The Exensio® platform for big data unlocks relevant, actionable information buried in wafer fabrication, process control and test data through four, key components: Exensio® -Yield, Exensio® -Control, Exensio® -Test, and Exensio® -Char. The Exensio® platform is available either on-premise or via software as a service (SaaS).

Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. PDF Solutions is listed on The NASDAQ National Market under the ticker symbol PDFS. For the Company’s latest news and information, visit http://www.pdf.com/.

Characterization Vehicle, CV, Exensio, PDF Solutions, and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc. or its subsidiaries. Template is a trademark of PDF Solutions, Inc. or its subsidiaries.

© 2016 PDF Solutions, Inc.  All Rights Reserved.

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